Exhibit 99.1

China Organic Agriculture, Inc.
Names Mr. Bo Shan as New Chief Financial Officer

China Organic Agriculture, Inc. (OTC Bulletin Board: CNOA) ("China Organic Agriculture" or the "Company"), a company headquartered in the Liaoning province in China engaged in the trading and distribution of agricultural products, today appointed Mr. Bo Shan as its new Chief Financial Officer.

Mr. Bo Shan, Chinese Certified Public Accountant, is 30 years old and is a graduate of the Hebei University of Economics and Business with a degree in Accounting. Prior joining the Company, Mr. Shan served as the senior accountant and deputy director in Zhonglei Certified Public Accountants Co., Ltd., a well known professional accounting firm in China, which offers a full range of professional services involving auditing, accounting, tax consultation, management consulting and capital verification.

During his professional practice at Zhonglei, Mr. Shan managed the annual audit of Shenzhen CAU Technology in 2007 and of the China Baoan Group in 2008, both of which are Chinese public companies. Mr. Shan also acted as a financial advisor for the Rongxin Power Electronic IPO in March 2007, and for China Baoan Group when it acquired HongJi Real Estate Group in 2008. Mr. Shan has recently managed the  project that upgraded China Baoan Group’s internal control system. In addition to overseeing CNOA’s overall financial affairs, Mr. Shan will focus on merger and acquisition opportunities while strengthening the Company’s internal controls to support future expansion of CNOA.

"I look forward to developing new opportunities to expand our current businesses”, said Mr. Shan, “And I will strive to improve our management and operating efficiencies by further upgrading the Company’s financial and internal control systems”

“Bo’s energy and solid experience in financial management, controls and M&A are very well suited with the Company’s current expansion strategy”, said Mr. Jinsong Li, CEO of China Organic Agriculture. “ Mr. Shan replaces Mr. Weihong Xia as Chief Financial Officer of China Organic Agriculture who is no longer with the Company, effected on January 15, 2010.”

About China Organic Agriculture
China Organic Agriculture is based in China and is primarily engaged in the acquisition, trading and distribution of agricultural products. For more information, please visit: http://www.chinaorganicagriculture.com .

For more information, please contact:

China Organic Agriculture, Inc.
Hans Shen
Tel: +1-707-709-2321
Email: IR@cnoainc.com